UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2026

SADOT GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-39223 (Commission File Number)	47-2555533 (I.R.S. Employer Identification No.)

295 E. Renfro Street, Suite 300, Burleson, Texas 76028

(Address of principal executive offices, including zip code)

(832) 604-9568

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SDOT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer and Deputy Chief Executive Officer

On July 6, 2026, the Board of Directors (the “Board”) of Sadot Group Inc. (the “Company”) appointed Aleksandr Zhandov to serve as the Company’s Chief Operating Officer and Deputy Chief Executive Officer. Mr. Zhandov will report to the Company’s Chief Executive Officer, who will continue to serve as the Company’s principal executive officer.

Mr. Zhandov, age 44, has served since August 2021 as an independent consultant based in Santa Monica, California, providing advisory and consulting services relating to market research, cybersecurity and cybercrime investigation, cyber risk assessment, digital forensics, and technology strategy for private clients and organizations in the United States. From May 2011 to May 2024, Mr. Zhandov held engineering roles at Archway Computer in the Los Angeles metropolitan area, serving as a System Engineer and Senior System Engineer with responsibility for cybersecurity operations and information technology infrastructure support, and from December 2011 to August 2021 he also served as a Technical Account Manager at Archway Computer. Mr. Zhandov received a Bachelor’s degree in Computer Science from IT Step Computer Academy. Mr. Zhandov has extensive professional experience in the information technology and cybersecurity sectors, with a focus on systems engineering, infrastructure management, and enterprise security solutions.

There are no arrangements or understandings between Mr. Zhandov and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships between Mr. Zhandov and any director or executive officer of the Company that would require disclosure under Item 401(d) of Regulation S-K. There are no transactions between the Company and Mr. Zhandov, and no proposed transactions, that would require disclosure under Item 404(a) of Regulation S-K.

Employment Agreement

In connection with his appointment, the Company and Mr. Zhandov entered into an Employment Agreement, dated as of July 6, 2026 (the “Employment Agreement”). The material terms of the Employment Agreement are summarized below.

Pursuant to the Employment Agreement, Mr. Zhandov will serve as the Company’s Chief Operating Officer and Deputy Chief Executive Officer, reporting to and subordinate to the Company’s Chief Executive Officer. Mr. Zhandov’s employment is “at-will,” meaning that either the Company or Mr. Zhandov may terminate the employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice. Mr. Zhandov will receive an annual base salary of $120,000. He will be eligible to receive discretionary annual performance bonuses and discretionary equity awards under the Company’s equity incentive plan(s), in each case as determined by the Board (or a committee thereof) in its sole discretion, and to participate in the Company’s employee benefit plans in accordance with their terms. No bonus or equity award is granted under the Employment Agreement.

Upon any termination of employment, Mr. Zhandov will be entitled to receive his accrued but unpaid base salary, accrued but unused vacation (to the extent required by Company policy or applicable law), and unreimbursed business expenses through the date of termination. The Employment Agreement does not provide for severance payments. The Employment Agreement also contains customary confidentiality, non-competition, non-solicitation, intellectual property assignment, return-of-property, and cooperation covenants, as well as a clawback provision consistent with the Company’s recoupment policy and applicable law and listing standards.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 6, 2026, by and between Sadot Group Inc. and Aleksandr Zhandov.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SADOT GROUP INC.

Date: July 6, 2026

By: /s/ Chagay Ravid
Name: Chagay Ravid
Title: Chief Executive Officer